EXHIBIT 10-3

AWARD AGREEMENT

PERFORMANCE SHARES

The Leadership Development and Compensation Committee of the TEGNA Inc. Board of Directors has approved your opportunity to receive Performance Shares (referred to herein as “Performance Shares”) under the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”), as set forth below.

This Award Agreement and the enclosed Terms and Conditions effective as of #GrantDate#, constitute the formal agreement governing this award.

Please sign both copies of this Award Agreement to evidence your agreement with the terms hereof. Keep one copy and return the other to the undersigned.

Please keep the enclosed Terms and Conditions for future reference.

Employee:	#ParticipantName#

Grant Date:	#GrantDate#
Performance Period Commencement Date:	March 1, 2024

Performance Period End Date:	February 28, 2027

Performance Share Payment Date:	March 1, 2027, or soon as administratively practicable thereafter but in all instances within the first two weeks of March 2027

Target Number of Performance Shares:	#QuantityGranted#*

* The actual number of Performance Shares you may receive will be higher or lower depending on the Company’s actual performance versus targeted performance and your continued employment with the Company, as more fully explained in the enclosed Terms and Conditions.

TEGNA Inc.
By:
Employee's Signature or Acceptance by		Jeffery Newman
Electronic Signature		Senior Vice President/Human Resources

PERFORMANCE SHARES

TERMS AND CONDITIONS

Under the

TEGNA Inc.

2020 Omnibus Incentive Compensation Plan

These Terms and Conditions, dated #GrantDate#, govern the right of the employee (the “Employee”) designated in the Award Agreement dated coincident with these Terms and Conditions to receive Performance Shares (referred to herein as “Performance Shares”). Generally, the Employee will not receive any Performance Shares unless the specified service and performance requirements set forth herein are satisfied. The Performance Shares are granted under, and are subject to, the TEGNA Inc. (the “Company”) 2020 Omnibus Incentive Compensation Plan (the “Plan”). Terms used herein that are defined in the Plan shall have the meanings ascribed to them in the Plan. If there is any inconsistency between these Terms and Conditions and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms herein.

1. Grant of Performance Shares. Pursuant to the provisions of (i) the Plan, (ii) the individual Award Agreement governing the grant, and (iii) these Terms and Conditions, the Employee may be entitled to receive Performance Shares. Each Performance Share that becomes payable shall entitle the Employee to receive from the Company one share of the Company's common stock (“Common Stock”) upon the expiration of the Incentive Period, as defined in Section 2, except as provided in Section 13. The actual number of Performance Shares an Employee will receive will be calculated in the manner described in these Terms and Conditions, including Exhibit A, and may be different than the Target Number of Performance Shares set forth in the Award Agreement.

2. Incentive Period. Except as otherwise provided in Section 13 below, the Incentive Period in respect of the Performance Shares shall commence on the Performance Period Commencement Date specified in the Award Agreement and end on the Performance Period End Date specified in the Award Agreement.

3. No Dividend Equivalents. No dividend equivalents shall be paid to the Employee with regard to the Performance Shares.

4. Delivery of Shares. The Company shall deliver to the Employee a certificate or certificates, or at the election of the Company make an appropriate book-entry, for the number of shares of Common Stock equal to the number of Performance Shares that have been earned based on the Company’s performance during the Incentive Period as set forth in Exhibit A and satisfaction of the Terms and Conditions set forth herein, which number of shares shall be reduced by the value of all taxes withheld by reason of such delivery; provided that the amount that is withheld cannot exceed the amount of the taxes owed by the Employee using the maximum statutory tax rate in the Employee’s applicable jurisdiction(s). Except as provided in Sections 13 or 14, such delivery shall take place on the Performance Share Payment Date. An Employee shall have no further rights with regard to the Performance Shares once the underlying shares of Common Stock have been delivered.

5. Forfeiture and Cancellation of Right to Receive Performance Shares.

(a) Termination of Employment. Except as provided in Sections 6, 13, and 14, an Employee’s right to receive Performance Shares shall automatically be cancelled upon the Employee’s termination of employment (as well as an event that results in the Employee’s employer ceasing to be a subsidiary of the Company) prior to the Performance Period End Date, and in such event the Employee shall not be entitled to receive any shares of Common Stock in respect thereof.

(b) Forfeiture of Performance Shares/Recovery of Common Stock. Performance Shares granted under this Award Agreement are subject to the Company’s Recoupment Policy, dated as of February 26, 2013, as amended as of December 7, 2018, and which may be further amended from time-to-time with retroactive effect. In addition, the Company may assert any other remedies that may be available to the Company under applicable law, including, without limitation, those available under Section 304 of the Sarbanes-Oxley Act of 2002.

6. Death, Disability, Retirement. Except as provided in Sections 13 or 14 below, in the event that the Employee’s employment terminates on or prior to the Performance Period End Date by reason of death, permanent disability (as determined under the Company’s Long Term Disability Plan), termination of employment after attaining age 65 (other than for “Cause”), or termination of employment after both attaining age 55 and completing at least 5 years of service (other than for “Cause”), the Employee (or in the case of the Employee's death, the Employee's estate or designated beneficiary) shall be entitled to receive at the Performance Share Payment Date the number of shares of Common Stock equal to the product of (i) the total number of shares in respect of such Performance Shares which the Employee would have been entitled to receive upon the expiration of the Incentive Period had the Employee's employment not terminated, and (ii) a fraction, the numerator of which shall be the number of full calendar months between the Performance Period Commencement Date and the date that employment terminated, and the denominator of which shall be the number of full calendar months from the Performance Period

Commencement Date to the Performance Period End Date. In the event the Employee is terminated for “Cause” all unpaid awards shall be forfeited. “Cause” shall mean a termination of the Employee’s employment following the occurrence of any of the following events, each of which shall constitute a “Cause” for such termination:

(i)
any material misappropriation of funds or property of the Company or its affiliate by the Employee;
(ii)
unreasonable and persistent neglect or refusal by the Employee to perform his or her duties which is not remedied within thirty (30) days after receipt of written notice from the Company;
(iii)
conviction, including a plea of guilty or of nolo contendere, of the Employee of a securities law violation or a felony;
(iv)
material violation of the Company’s employment policies by the Employee; or
(v)
material harm to the Company (financial, competitive, reputational or otherwise) caused by the Employee’s gross negligence, intentional misconduct or knowing or reckless disregard of supervisory responsibility for a direct report who engaged in gross negligence or intentional misconduct.

The Committee, in its sole discretion, shall be responsible for making the determination whether an Employee’s termination is for “Cause”, and its decision shall be binding on all parties.

7. Non-Assignability. Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.

8. Rights as a Shareholder. The Employee shall have no rights as a shareholder by reason of the Performance Shares.

9. Discretionary Plan; Employment. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. With respect to the Plan, (a) each grant of Performance Shares is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares; (b) all determinations with respect to any such future grants, including, but not limited to, the times when the Performance Shares shall be granted, the number of Performance Shares, and the Incentive Period, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan shall not create a right to further employment with the Employee’s employer and shall not interfere with the ability of the Employee’s employer to terminate the Employee’s employment relationship at any time with or without cause; (d) the Employee’s participation in the Plan is voluntary; (e) the Performance Shares are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonuses, long-service awards, pension or retirement benefits, or similar payments; and (f) the future value of the Performance Shares is unknown and cannot be predicted with certainty.

10. Effect of Plan and these Terms and Conditions. The Plan is hereby incorporated by reference into these Terms and Conditions, and these Terms and Conditions are subject in all respects to the provisions of the Plan, including without limitation the authority of the Leadership Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion to adjust awards and to make interpretations and other determinations with respect to all matters relating to the applicable Award Agreements, these Terms and Conditions, the Plan and awards made pursuant thereto. These Terms and Conditions shall apply to the grant of Performance Shares made to the Employee on the date hereof and shall not apply to any future grants of Performance Shares made to the Employee.

11. Notices. Notices hereunder shall be in writing and, if to the Company, shall be addressed to the Secretary of the Company at 8350 Broad Street, Suite 2000, Tysons, Virginia 22102, and, if to the Employee, shall be addressed to the Employee at his or her address as it appears on the Company's records.

12. Successors and Assigns. The applicable Award Agreement and these Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company and, to the extent provided in Section 6 hereof, to the estate or designated beneficiary of the Employee.

13. Change in Control Provisions.

Notwithstanding anything to the contrary in these Terms and Conditions, the following provisions shall apply to the right of an Employee to receive Performance Shares under the attached Award Agreement.

(a) Definitions.

As used in Articles 2 and 14 of the Plan and in these Terms and Conditions, a “Change in Control” shall mean the first to occur of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates, or (iv) any acquisition pursuant to a transaction that complies with Sections 13(a)(iii)(A), 13(a)(iii)(B) and 13(a)(iii)(C);

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries

(each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b) Acceleration Provisions. In the event of a Change in Control, the number of Performance Shares payable to an Employee shall be calculated in accordance with the Change in Control rules set forth in Exhibit A, subject to the vesting rules set forth below.

(i) In the event of the occurrence of a Change in Control in which the Performance Shares are not continued or assumed (i.e., the Performance Shares are not equitably converted into, or substituted for, a right to receive cash and/or equity of a successor entity or its affiliate), the Performance Shares that have not been cancelled shall become fully vested and shall be paid out to the Employee as soon as administratively practicable on or following the effective date of the Change in Control (but in no event later than 30 days after such event), provided that the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance issued thereunder (“Section 409A”), and such payout will not result in additional taxes under Section 409A. Otherwise, in the event of the occurrence of a Change in Control in which the Performance Shares are not continued or assumed, the vested Performance Shares shall be paid out at the earlier of the Employee’s termination of employment or the Performance Share Payment Date.

(ii) In the event of the occurrence of a Change in Control in which the Performance Shares are continued or assumed (i.e., the Performance Shares are equitably converted into, or substituted for, a right to receive cash and/or equity of a successor entity or its affiliate), the Performance Shares shall not vest upon the Change in Control, provided that the Performance Shares that have not vested under the other provisions of this Award shall become fully vested in the event that the Employee has a “qualifying termination of employment” within two years following the date of the Change in Control. In the event of the occurrence of a Change in Control in which the Performance Shares are continued or assumed, vested Performance Shares shall be paid out to the Employee at the earlier of the Employee’s termination of employment or the Performance Share Payment Date.

A “qualifying termination of employment” shall occur if the Company involuntarily terminates the Employee without “Cause” or the Employee voluntarily terminates for “Good Reason”. For this purpose, “Cause” shall mean:

•
any material misappropriation of funds or property of the Company or its affiliate by the Employee;
•
unreasonable and persistent neglect or refusal by the Employee to perform his or her duties which is not remedied within thirty (30) days after receipt of written notice from the Company; or
•
conviction, including a plea of guilty or of nolo contendere, of the Employee of a securities law violation or a felony.

For this purpose, “Good Reason” means the occurrence after a Change in Control of any of the following circumstances without the Employee’s express written consent, unless such circumstances are fully corrected within 90 days of the Notice of Termination described below:

•
the material diminution of the Employee’s duties, authorities or responsibilities from those in effect immediately prior to the Change in Control;
•
a reduction in the Employee’s base salary or target bonus opportunity as in effect on the date immediately prior to the Change in Control;
•
failure to provide the Employee with an annual long-term incentive opportunity the grant date value of which is equivalent to or greater in value than Employee’s regular annual long-term incentive opportunity in effect on the date of the Change of Control (counting only normal long-term incentive awards made as a part of the regular annual pay package, not special awards not made on a regular basis), calculated using widely recognized valuation methodologies by an experienced compensation consultant at a nationally recognized firm;
•
the relocation of the Employee’s office from the location at which the Employee is principally employed immediately prior to the date of the Change in Control to a location 35 or more miles farther from the Employee’s residence immediately prior to the Change in Control, or the Company’s requiring the Employee to be based anywhere other than the Company’s offices at such location, except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations prior to the Change in Control; or
•
the failure by the Company or its affiliate to pay any compensation or benefits due to the Employee.

Any termination by the Employee for Good Reason shall be communicated by a Notice of Termination that (x) indicates the specific termination provision in the Award Agreement relied upon, and (y) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. Such notice must be provided to the Company within ninety (90) days after the event that created the “Good Reason”.

(iii) If in connection with a Change in Control, the Performance Shares are assumed (i.e., the Performance Shares are equitably converted into, or substituted for, a right to receive cash and/or equity of a successor entity or its affiliate), the Performance Shares shall refer to the right to receive such cash and/or equity. An assumption of this Performance Share award must satisfy the following requirements:

•
The converted or substituted award must be a right to receive an amount of cash and/or equity that has a value, measured at the time of such conversion or substitution, that is equal to the value of this Award as of the date of the Change in Control;

•
Any equity payable in connection with a converted or substituted award must be publicly traded equity securities of the Company, a successor company or their direct or indirect parent company, and such equity issuable with respect to a converted or substituted award must be covered by a registration statement filed with the Securities Exchange Commission that permits the immediate sale of such shares on a national exchange;
•
The vesting terms of any converted or substituted award must be substantially identical to the terms of this Award; and
•
The other terms and conditions of any converted or substituted award must be no less favorable to the Employee than the terms of this Award are as of the date of the Change in Control (including the provisions that would apply in the event of a subsequent Change in Control).

The determination of whether the conditions of this Section 13(b)(iii) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c) Legal Fees. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by Employee in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceedings involving the provisions of this Section 13, whether or not initiated by the Employee. The Company agrees to pay such amounts within 10 days following the Company’s receipt of an invoice from the Employee, provided that the Employee shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.

14. Employment or Similar Agreements. The provisions of Sections 1, 4, 5, 6 and 13 of these Terms and Conditions shall not be applied to or interpreted in a manner which would decrease the rights held by, or the payments owing to, an Employee under an employment agreement, termination benefits agreement or similar agreement with the Company that pre-exists the Grant Date and contains specific provisions applying to Plan awards in the case of any change in control or similar event or termination of employment, and if there is any conflict between the terms of such employment agreement, termination benefits agreement or similar agreement and the terms of Sections 1, 4, 5, 6 or 13, the employment agreement or termination benefits agreement shall control.

15. Grant Subject to Applicable Regulatory Approvals. Any grant of Performance Shares under the Plan is specifically conditioned on, and subject to, any regulatory approvals required in the Employee’s country. These approvals cannot be assured. If necessary approvals for grant or payment are not obtained, the Performance Shares may be cancelled or rescinded, or they may expire, as determined by the Company in its sole and absolute discretion.

16. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Virginia and agree that such litigation shall be conducted in the courts of Fairfax County, Virginia or the federal courts of the United States for the Eastern District of Virginia.

17. Compliance with Section 409A. This Award is intended to comply with the requirements of Section 409A so that no taxes under Section 409A are triggered, and shall be interpreted and administered in accordance with that intent (e.g., the definition of “termination of employment” (or similar term used herein) shall have the meaning ascribed to “separation from service” under Section 409A). If any provision of these Terms and Conditions would otherwise conflict with or frustrate this intent, the provision shall not apply. Notwithstanding any provision in this Award Agreement to the contrary and solely to the extent required by Section 409A, if the Employee is a “specified employee” within the meaning of Code Section 409A and if delivery of shares is being made in connection with the Employee’s separation from service other than by reason of the Employee’s death, delivery of the shares shall be delayed until six months and one day after the Employee’s separation from service with the Company (or, if earlier than the end of the six-month period, the date of the Employee’s death). The Company shall not be responsible or liable for the consequences of any failure of the Award to avoid taxation under Section 409A.

Exhibit A

Performance Share Calculation

Subject to the Employee’s satisfaction of the applicable service requirements, the potential number of Performance Shares that the Employee may be awarded is the sum of the following:

(i)
67% of the Employee’s Target Number of Performance Shares multiplied by the Applicable Percentage determined pursuant to the chart set forth below based on the Company’s Actual 2024-2025 Compensation Adjusted EBITDA versus the Company’s 2024-2025 Target Compensation Adjusted EBITDA; and

(ii)
33% of the Employee’s Target Number of Performance Shares multiplied by the Applicable Percentage determined pursuant to the chart set forth below based on the Company’s Actual 2024-2025 FCF as a Percentage of Total Revenue versus the Company’s 2024-2025 Target FCF as a Percentage of Target Revenue.

Applicable Percentage Chart
	Actual Versus Target	Applicable Percentage
Below Threshold	Below 80%	0% - No Award
Threshold	80%	65%*
Target	100%	100%*
Maximum	110%	200%*
Above Maximum	More than 110%	200%

* The Applicable Percentage is calculated using straight line interpolation between points.

Definitions:

“2024 Target Compensation Adjusted EBITDA” means the target Compensation Adjusted EBITDA amount set by the Committee at its February [__], 2024 Committee meeting.

“2025 Target Compensation Adjusted EBITDA” means such amount set by the Committee, in its sole discretion, in the first 60 days of 2025.

“2024-2025 Target Compensation Adjusted EBITDA” means the sum of the 2024 Target Compensation Adjusted EBITDA and the 2025 Target Compensation Adjusted EBITDA.

“2024 Target Compensation Free Cash Flow as a Percentage of Target Revenue” means the target 2024 Compensation Free Cash Flow as a percentage of target revenue set by the Committee at its February [__], 2024 Committee meeting.

“2025 Target Compensation Free Cash Flow as a Percentage of Target Revenue” means the target 2025 Compensation Free Cash Flow as a percentage of target revenue set by the Committee, in its sole discretion, in the first 60 days of 2025.

“2024-2025 Target FCF as a Percentage of Target Revenue” means the average, weighted on the basis of the respective 2024 and 2025 target revenue amounts set by the Committee, of the 2024 Target Compensation Free Cash Flow as a Percentage of Target Revenue and the 2025 Target Compensation Free Cash Flow as a Percentage of Target Revenue.

“Actual 2024-2025 Compensation Adjusted EBITDA” means the Company’s aggregate Compensation Adjusted EBITDA for its 2024 and 2025 fiscal years.

“Actual 2024-2025 Compensation Free Cash Flow” means the Company’s aggregate Compensation Free Cash Flow for its 2024 and 2025 fiscal years.

“Actual 2024-2025 Compensation Total Revenue” means the Company’s aggregate Compensation Total Revenue for its 2024 and 2025 fiscal years.

“Actual 2024-2025 FCF as a Percentage of Total Revenue” means the Actual 2024-2025 Compensation Free Cash Flow divided by the Actual 2024-2025 Compensation Total Revenue.

“Compensation Adjusted EBITDA” means net income from continuing operations before (1) interest expense, (2) income taxes, (3) equity income (losses) in unconsolidated investments, net, (4) other non-operating items, (5) severance expense, (6) facility consolidation charges, (7) impairment charges, (8) depreciation, (9) amortization, and (10) expense related to performance share long-term incentive awards and further adjusted to exclude unusual or non-recurring charges or credits to the extent and in the amount such items are separately reported or discussed in the audited financial statements and notes thereto or in management’s discussion and analysis of the financial statements in a period report filed with the Securities and Exchange Commission under the Exchange Act.

“Compensation Free Cash Flow” means “net cash flow from operating activities” less “purchase of property and equipment” as reported in the Consolidated Statements of Cash Flows and adjusted to exclude (1) voluntary pension contributions, (2) capital expenditures required either by government regulators or due to natural disasters offset by any reimbursements of such expenditures (e.g., from US Government or insurance company), and (3) the same adjustments made to Compensation Adjusted EBITDA other than income taxes and interest to the extent of their impact on Compensation Free Cash Flow. When calculating Compensation Free Cash Flow actual changes in working capital for the year will be disregarded to the extent that are greater than or less than the collars specified by the Committee from the target change in working capital.

“Compensation Total Revenue” means “Total Operating Revenues” as reported in the Consolidated Statements of Income.

In its sole discretion, the Committee may make such modifications to the Company’s Compensation Adjusted EBITDA, Compensation Free Cash Flow and/or Compensation Total Revenue for any year as it deems appropriate to adjust for impacts so as to reflect the performance metric and not distort the calculation of the performance metric.

The Committee has the sole discretionary authority to make the above calculations and its decisions are binding on all parties.

Change In Control

In the event of a Change in Control, subject to the satisfaction of the applicable service requirements and rules set forth in Section 13 and provided that the Employee’s right to receive Performance Shares has not previously been cancelled or forfeited, the number of Performance Shares that may be awarded to an Employee is calculated, as follows:

(i)
If the Change in Control occurs in 2024 or 2025, the number of Performance Shares shall equal the Target Number of Performance Shares; and
(ii)
If the Change in Control occurs in 2026 or later, the number of Performance Shares shall equal the number earned based on actual performance in 2024 and 2025 as determined by the Committee as constituted immediately prior to the Change in Control.

Feb. 2024